UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 16, 2009

SOMERSET HILLS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-50055	22-3768777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No

155 Morristown Road
Bernardsville, New Jersey		07924
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code  (908) 630-5029

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 16, 2009, as part of the United States Department of the Treasury’s (the “Treasury”) Capital Purchase Program (“CPP”), Somerset Hills Bancorp (the “Company”) entered into a Letter Agreement, which incorporated the terms of the Securities Purchase Agreement – Standard Terms (the Letter Agreement and the Securities Purchase Agreement – Standard Terms, including the schedules as exhibits thereto, are hereinafter jointly referred to as the “Agreement”) with the Treasury whereby the Company agreed to issue to the Treasury, in exchange for $7,414,000 the following:

•	7,414 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Preferred Stock”); and

•
A 10 year warrant to purchase up to 163,065 shares of the Company’s common stock, no par value, at an exercise price of $6.82 per share, for an aggregate purchase price of approximately $1,112,103.30 (the “Warrant”)

The Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Preferred Stock has no maturity date, and ranks senior to common stock with respect to payment of dividends and upon liquidation, dissolution, or winding up.

The Company may redeem the Preferred Stock, in whole or in part, at par plus accrued and unpaid dividends after February 15, 2012. Prior to this date, the Company may redeem the Preferred Stock, in whole or in part, at par plus accrued and unpaid dividends if (i) the Company has received aggregate gross proceeds in one or more Qualified Equity Offerings (as defined in the Agreement) in excess of $1,853,500, and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such Qualified Equity Offerings. Any redemption is subject to the approval of the Board of Governors of the Federal Reserve System.

The Agreement defines a “Qualified Equity Offering” to mean the sale and issuance for cash by the Company, to persons other than the Company or any Company subsidiary after the closing of the Agreement, of shares of perpetual preferred stock, common stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Company’s federal banking agency.

Prior to January 16, 2012, unless the Company has redeemed the Preferred Stock or the Treasury has transferred the Preferred Stock to a third party, the consent of the Treasury will be required for the Company to (i) increase the dividend on the Common Stock or (ii) redeem, purchase or acquire any shares of Common Stock or other equity or capital securities of the Company, or any trust preferred securities issued by the Company or an affiliate of the Company, other than the Preferred Stock, in connection with benefit plans consistent with past practice and certain other circumstances specified in the Agreement.

The Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Upon the request of Treasury at any time, the Company has also agreed to register the resale of the Preferred Stock, the Warrant, and the issuance of shares of Common Stock upon exercise of the Warrant (the “Warrant Shares”).

The Warrant is immediately exercisable. In the event the Company completes one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than $7,414,000, the number of  shares of Common Stock underlying the portion of the Warrant then held by Treasury will be reduced by one-half. Pursuant to the Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

In the Agreement, the Company agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement or the Warrant, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under  the EESA that has been issued and is in effect as of the date of issuance of the Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA.

Each of Messrs. Stewart E. McClure, Jr., Gerard Riker and James Nigro (the “Senior Executive Officers”) executed a waiver (the “Waiver”) voluntarily waiving any claim against Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by Treasury under the Capital Purchase Program as published in the Federal Register on October 20, 2008 and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) (collectively, “Benefit Plans”) as they relate to the period Treasury holds any equity or debt securities of the Company acquired through the Capital Purchase Program. In order to comply with these regulations, the Company amended its employment agreement with Mr. McClure. See Item 5.02(e) hereof.

Copies of the Certificate of Designations with respect to the Preferred Stock, the Warrant, the form of Preferred Stock Certificate, the Agreement, the form of Waiver executed by the Senior Executive Officers and the form of Letter Agreement are included as Exhibits 3.1, 4.1, 4.2, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference thereto.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Prior to January 16, 2012, unless the Company has redeemed the Preferred Stock or the Treasury has transferred the Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase the quarterly dividend paid on its common shares or to repurchase its common shares or other equity or capital securities other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Letter Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)

The Company’s Board of Directors and Stewart E. McClure, Jr., the Company’s President, Chief Executive Officer and Chief Operating Officer, agreed to amended Mr. McClure’s employment agreement effective January 16, 2008 so as to be in compliance with Section 111 of the EESA.  Under the amendment, Mr. McClure may not receive any severance payment, whether in connection with a change in control or otherwise, to the extent such payment, when combined with all other payments to Mr. McClure under other agreements or benefit plans with the Company or its subsidiaries and dependent upon the same event, exceeds three (3) times Mr. McClure’s “base amount”, as defined in the amendment. In that event, the total of all payments to Mr. McClure will be reduced to an amount equal to $1.00 less than three (3) times Mr. McClure’s then current “base amount”.

In addition, the Board of Directors amended the Supplemental Executive Retirement Plans dated July 19, 2007 (the “SERP”) with Messrs. McClure and Gerard Riker, the Company’s Chief Financial Officer, so as to fully vest the benefits under the plans.  Accordingly, Mr. McClure and Mr. Riker are each fully vested to all benefits provided under the SERP.

Item 8.01	Other Events.

On January 20, 2009, Somerset Hills Bancorp issued a press release announcing the Treasury’s  $7,414,000 investment under the Capital Purchase Program. Attached and being furnished as Exhibit 99.1 is a copy of the press release of Somerset Hills Bancorp dated January 20, 2009.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

3.1	Certificate of Designations establishing the terms of the Series A Preferred Stock.

4.1	Warrant to Purchase up to 163,065 shares of Common Stock.

4.2	Form of Series A Preferred Stock Certificate.

10.1
Letter Agreement dated January 16, 2009, including the Securities Purchase Agreement – Standard Terms incorporated by reference therein, between the Company and the United States Department of the Treasury.

10.2	Form of Waiver, executed by each of Messrs. Stewart E. McClure, Jr., Gerard Riker and James Nigro

99.1	Press Release dated January 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMERSET HILLS BANCORP

Date: January 22, 2009	By:	/s/ Stewart E. McClure, Jr.
Steward E. McClure, Jr.
President, Chief Executive Officer and Chief Operating Offer.